Exhibit 99.2

Consent of Director Nominee

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 of Abengoa Yield plc and any amendments and supplements thereto, as a nominee to the board of directors of Abengoa Yield plc and to the filing of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

/s/ William B. Richardson
William B. Richardson

Date: April 1, 2014